UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 26, 2009
Global Traffic Network, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51838	33-1117834
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

880 Third Avenue, 6th Floor, New York, New York	10022
(Address of principal executive offices)	(Zip Code)
(212) 896-1255
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
          Effective March 1, 2009, the registrant (“Global” or the “Company”) completed its acquisition of The Unique Broadcasting Company Limited (“Unique”), the subsidiary of UBC Media Group plc that houses its Commercial Division operations, which supplies traffic and travel information to approximately 230 radio stations and entertainment news information to approximately 120 radio stations in the United Kingdom in exchange for commercial airtime inventory that is then sold to advertisers. The acquisition was accomplished through the purchase of the entire share capital of Unique by Global Traffic Network (UK) Limited, Global’s wholly-owned subsidiary based in the United Kingdom, pursuant to a Share Purchase Agreement (the “Purchase Agreement”) dated February 1, 2009.
          Pursuant to the Purchase Agreement, Global paid UBC Media Group plc a purchase price of £9.0 million (currently approximately $13.1 million) at closing. This purchase price will be subject to a post-closing adjustment pursuant to which the amount will be adjusted upwards or downwards by the amount that Unique’s working capital exceeded or was less than £40,000 as at the closing date. UBC Media Group plc will be eligible to receive additional cash “earn-out” compensation based upon the financial performance of the acquired business during each of the 2009, 2010 and 2011 calendar years. For 2009, UBC Media Group plc will be entitled to receive an earn-out payment of up to £5.5 million based on revenue of the acquired business generated during 2009. UBC will be entitled to a £1.0 million payment if the acquired business generates 2009 revenue of at least £11.0 million. The amount of the payment will increase based on a graduated schedule of 2009 revenue, up to maximum of £5.5 million if the acquired business generates 2009 revenues of £13.6 million or greater. For each of 2010 and 2011, UBC Media Group plc will be entitled to receive earn-out payments equal to 50% of the amount by which revenue from the acquired business exceeds £12.0 million or £12.5 million, respectively. The closing date purchase price, adjustments based on the closing date working capital amount and any future earn-out payments are required to be paid in British pounds. U.S. dollar equivalents will fluctuate based on fluctuations in the foreign currency exchange rates in effect from time to time.
          The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement. A copy of the Purchase Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Global on February 3, 2009, and is incorporated herein by reference. On March 2, 2009, Global issued a press release announcing completion of its acquisition of Unique, which press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Directors at Annual Stockholders’ Meeting
          At its annual stockholders’ meeting held February 26, 2009, the Company’s stockholders elected William L. Yde III, Dale C. Arfman, Gary O. Benson, Shane E. Coppola, Stuart R. Romenesko and Gary L. Worobow to serve as the Company’s directors to hold office until the next annual stockholders’ meeting.

Adoption of Amended and Restated 2005 Stock Incentive Plan
          At its annual stockholders’ meeting held February 26, 2009, the Company’s stockholders approved the Company’s adoption of an Amended and Restated 2005 Stock Incentive Plan that includes, among other things, an additional 600,000 shares reserved for issuance thereunder. A copy of the Amended and Restated 2005 Stock Incentive Plan was included as Exhibit A to the proxy soliciting materials filed by the Company on February 18, 2009 as an amendment to Schedule 14A.
Item 9.01. Financial Statements and Exhibits.
     (a) Financial Statements of Businesses Acquired.
          Global intends to provide the financial statements of Unique for the periods specified in Rule 3-05(b) of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 9.01(a)(4) of this Form.
     (b) Pro Forma Financial Information.
          Global intends to provide pro forma financial information required pursuant to Article 11 of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 9.01(b)(2) of this Form.

     (d) Exhibits.
2.1	Share Purchase Agreement dated February 1, 2009 by and among UBC Media Group plc, Global Traffic Network (UK) Limited and Global Traffic Network, Inc. (incorporated by reference to Exhibit 10.1 to Form 8-K filed February 3, 2009)

10.1	Amended and Restated 2005 Stock Incentive Plan (incorporated by reference to Exhibit A to amended to Schedule 14A filed on February 18, 2009)

99.1	Press release dated March 2, 2009.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Traffic Network, Inc., a Nevada corporation
Date: March 6, 2009	By:	/s/ Scott E. Cody
Scott E. Cody, Chief Operating Officer and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release dated March 2, 2009.